UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      February 11, 2016

Majesco

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 11, 2016, Majesco entered into an extension of that certain Credit Facility Agreement between ICICI Bank Limited (“ICICI”), New York Branch and Majesco, dated as of March 25, 2011 and previously disclosed in Majesco’s periodic reports filed with the Securities and Exchange Commission, to extend the termination date of this facility to May 9, 2016. The facility is a secured working capital line of credit facility under which the maximum borrowing limit is $5,000,000. The interest rate on the facility is three-month LIBOR plus 350 basis points. The facility is guaranteed by Mastek Limited, a company incorporated under the laws of India (“Mastek”), subject to the terms and conditions set forth in the guarantee. As of February 12, 2016, the outstanding balance under the facility was $5,000,000.

The facility was scheduled to terminate on February 11, 2016 and was extended to May 9, 2016. Majesco, by executing the extension, (i) acknowledged and agreed that, except for the extension, the facility remains unchanged and in full force and effect in accordance with its terms, (ii) repeated its representations and warranties, and (iii) confirmed that an event of default has not occurred, and if an event of default has occurred, it is not continuing. Majesco paid a processing fee of $12,500 in connection with the extension.

Mastek is the holder of record of shares of common stock of Majesco representing approximately 13.84% of the issued and outstanding capital stock of Majesco. For more information about our relationship with Mastek and its affiliates, see “Item 13-Certain Relationships and Related Transactions, and Director Independence” included in our Annual Report on Form 10-K filed with the SEC on June 19, 2015, which is incorporated by reference herein.

The foregoing summary of the extension letter of Majesco’s line of credit with ICICI does not purport to be complete and is qualified in its entirety by reference to the letter attached hereto as Exhibits 10.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1 Extension Letter of the Credit Facility Agreement between ICICI Bank Limited and Majesco, dated as of February 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Ketan Mehta
Ketan Mehta, President and Chief Executive Officer

Date: February 16, 2016

EXHIBIT INDEX

10.1 Extension Letter of the Credit Facility Agreement between ICICI Bank Limited and Majesco, dated as of February 11, 2016